Exhibit 99.1

Blue Apron Holdings, Inc. Reports Third Quarter 2017 Results

Key Highlights:

•                  Net revenue increased 3% year-over-year while marketing spend decreased 31%.

•                  Reiterated net revenue and adjusted EBITDA outlook for second half of 2017; updated net loss estimate to reflect recent company-wide realignment actions.

•                  Subsequent to the third quarter, Blue Apron completed its most recent product expansion to all customers and fully transitioned product volumes to its newly launched east coast fulfillment center in Linden, New Jersey.

New York, NY — November 2, 2017 — Blue Apron Holdings, Inc. (NYSE: APRN) announced today financial results for the quarter ended September 30, 2017.

“We’re pleased to share that all Blue Apron customers now have access to our expanded product offering and that the transition of volume to our new Linden, New Jersey fulfillment center is complete,” said Matt Salzberg, Chief Executive Officer, Blue Apron Holdings, Inc. “We are now focused on optimizing our operations so that we can drive progress on our product roadmap in order to further our mission to make incredible home cooking accessible to everyone.”

Third Quarter 2017 Financial Results

•                  Net revenue increased 3% year-over-year to $210.6 million in the third quarter of 2017, driven primarily by an increase in Average Revenue per Customer, partially offset by a decrease in Customers.

•                  Cost of goods sold, excluding depreciation and amortization (COGS), increased 13% year-over-year to $164.4 million in the third quarter of 2017, and increased by 720 basis points as a percentage of net revenue from 70.9% to 78.1%, primarily as a result of increased costs associated with the launch of new operational infrastructure to support the Company’s product expansion initiatives, including its new Linden, New Jersey facility. The increase in COGS also reflected higher food costs due to the expansion of Blue Apron’s product offerings and increased use of premium ingredients to better align recipe rotations with customer preferences.

•                  Marketing expense was $34.2 million, or 16.3% as a percentage of net revenue, in the third quarter of 2017, compared to $49.6 million, or 24.2% as a percentage of net revenue, in the third quarter of 2016, reflecting Blue Apron’s planned reduction as it remains focused on operational improvements in its newly launched Linden fulfillment center.

•                  Product, technology, general, and administrative costs increased 44% year-over-year to $65.7 million in the third quarter of 2017 primarily due to increased personnel costs and increased facilities costs. In October 2017, the Company announced a personnel realignment across Blue Apron’s corporate offices and fulfillment centers that resulted in a reduction of approximately 6% of the Company’s total workforce to support Blue Apron’s strategic priorities. As a result of the personnel realignment, the Company expects annual savings beginning in 2018 of approximately $23.5 million, including $17.5 million to product, technology, general and administrative expenses and approximately $6.0 million to cost of goods sold, excluding depreciation and amortization.

•                  Other operating expense was $5.9 million in the third quarter of 2017 due to non-cash impairment charges related primarily to the transition of the Company’s Jersey City fulfillment center operations to its new fulfillment center in Linden.

•                  Other income (expense), net was $(17.6) million in the third quarter of 2017 as a result of a non-cash fair market value adjustment relating to the automatic conversion and settlement of Blue Apron’s convertible notes upon the closing of the initial public offering.

•                  Net loss was $(87.2) million and diluted loss per share was $(0.47) in the third quarter of 2017 based on 184.7 million weighted average common shares outstanding, compared to net loss of $(37.4) million and diluted loss per share of ($0.56) in the third quarter of 2016. Blue Apron closed its initial public offering of 30,000,000 shares of Class A common stock on July 5, 2017. Accordingly, the shares from the offering, as well as the automatic conversion of Blue Apron’s convertible preferred stock and convertible notes into shares of Class B common stock, were reflected in the financial statements in the third quarter of 2017.

•                  Adjusted EBITDA was a loss of $(48.0) million in the third quarter 2017, compared to a loss of $(34.6) million in the third quarter of 2016.

Key Customer Metrics

•                  Customers decreased by 6% year-over-year and decreased by 9% quarter-over-quarter, reflecting the Company’s planned decrease in marketing spend.

•                  Average Revenue per Customer was $245 in the third quarter of 2017 compared to $227 in the third quarter of 2016, and $251 in the second quarter of 2017.

•                  Key customer metrics included in the chart below reflect seasonal trends of the business as well as strategic actions the Company is undertaking.

	September 30,	June 30,	September 30,
	2016	2017	2017
Orders (in thousands)	3,597	4,033	3,605
Customers (in thousands)	907	943	856
Average Order Value	$57.12	$58.81	$58.16
Orders per Customer	4.0	4.3	4.2
Average Revenue per Customer	$227	$251	$245

For a description of how Blue Apron defines and uses these key customer metrics, please see “Use of Key Customer Metrics” below.

Liquidity and Capital Resources

•                  Cash and cash equivalents was $266.3 million as of September 30, 2017.

•                  Blue Apron closed its initial public offering of 30,000,000 shares of Class A common stock on July 5, 2017, generating net proceeds of $278.0 million. The proceeds from the offering are reflected in Blue Apron’s financial statements in the third quarter of 2017.

•                  Capital expenditures, including amounts in accounts payable, totaled $11.5 million for the third quarter of 2017, primarily driven by investments in automation equipment. This represents a reduction in the level of capital expenditures from recent prior quarters reflecting the substantial completion of the Company’s newly launched Linden fulfillment center.

Financial Performance Outlook

Blue Apron reiterated its previously provided financial performance guidance for the second half of 2017, while updating its net loss estimate to reflect the Company’s recent realignment actions which is as follows:

•                  Net revenue is expected to be in the range of $380 million to $400 million.

•                  Cost of goods sold, excluding depreciation and amortization, as a percentage of net revenue is expected to be approximately 74-75%.

•                  Marketing is expected to be approximately 15-16% of net revenue compared to the 19.7% rate in the first half of the year. The Company expects fourth quarter levels of marketing spend to be lower than the third quarter, both on an absolute basis and as a percentage of net revenue.

•                  Projects a similar level of product, technology, general, and administrative dollar spend in the second half of this year compared to the first half of this year.

•                  As a result of actions from Blue Apron’s realignment of personnel and a recently completed review of its facilities, the Company projects net loss in the second half of this year of $(131) million to $(138) million.

•                  Continued expectation of an adjusted EBITDA loss of $(70) million to $(75) million.

Conference Call and Webcast

Blue Apron will hold a call and webcast today at 8:30 a.m., Eastern Time to discuss its third quarter 2017 results and business outlook. The conference call can be accessed by dialing (877) 883-0383 or (412) 902-6506, utilizing the conference ID 1788990. Alternatively, participants may access the live webcast on Blue Apron’s Investor Relations website at investors.blueapron.com.

A recording of the webcast will also be available on Blue Apron’s Investor Relations website at investors.blueapron.com following the conference call. Additionally, a replay of the conference call can be accessed until Thursday, November 9, 2017 by dialing (877) 344-7529 or (412) 317-0088, utilizing the conference ID 10112196.

About Blue Apron

Blue Apron’s mission is to make incredible home cooking accessible to everyone. Launched in 2012, Blue Apron is reimagining the way that food is produced, distributed, and consumed, and as a result, building a better food system that benefits consumers, food producers, and the planet.  The Company has developed an integrated ecosystem that enables the Company to work in a direct, coordinated manner with farmers and artisans to deliver high-quality products to customers nationwide at compelling values.

Forward Looking Statements

This press release includes statements concerning Blue Apron Holdings, Inc. and its future expectations, plans and prospects that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these terms or other similar expressions. Blue Apron has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions including, without limitation, the Company’s anticipated growth strategies; risks associated with its ability to achieve the benefits of the realignment; its ability to achieve future revenue growth and manage future growth effectively; its expectations regarding competition and its ability to effectively compete; its ability to successfully build out and operate its fulfillment centers; its ability to expand its product offerings; its ability to cost-effectively attract new customers, retain existing customers and increase the number of customers it serves; seasonal trends in customer behavior; its expectations regarding, and the stability of, its supply chain; the size and growth of the markets for its product offerings and its ability to serve those markets; federal and state legal and regulatory developments; other anticipated trends and challenges in its business; and the risks more fully described in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 10, 2017 and other filings that Blue Apron may make with the SEC in the future. Blue Apron assumes no obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information

This press release includes adjusted EBITDA, a non-GAAP financial measure, that is not prepared in accordance with, nor an alternative to, financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). In addition, adjusted EBITDA is not based on any standardized methodology prescribed by GAAP and is not necessarily comparable to similarly-titled measures presented by other companies.

The Company defines adjusted EBITDA as net earnings (loss) before interest income (expense), net, other operating expense, other income (expense), net, benefit (provision) for income taxes and depreciation and amortization, adjusted to eliminate share-based compensation expense. The Company presents adjusted EBITDA because it is a key measure used by the Company’s management and board of directors to understand and evaluate the Company’s operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the Company believes that the exclusion of certain items in calculating adjusted EBITDA can produce a useful measure for period-to-period comparisons of the Company’s business.  Further, Blue Apron uses adjusted EBITDA to evaluate its operating performance and trends and make planning decisions, and it believes that adjusted EBITDA helps identify underlying trends in its business that could otherwise be masked by the effect of the items that Company excludes. Accordingly, Blue Apron believes that adjusted EBITDA provide useful information to investors and others in understanding and evaluating its operating results, enhancing the overall understanding of the Company’s past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by its management in its financial and operational decision-making.

There are a number of limitations related to the use of adjusted EBITDA rather than net income (loss), which is the most directly comparable GAAP equivalent. Some of these limitations are:

• adjusted EBITDA excludes share-based compensation expense, as share-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for the Company’s business and an important part of its compensation strategy;

• adjusted EBITDA excludes depreciation and amortization expense and, although these are non-cash expenses, the assets being depreciated may have to be replaced in the future;

• adjusted EBITDA excludes other operating expense, as other operating expense represents impairment losses;

• adjusted EBITDA excludes other expense, as other expense represents a one-time loss on the extinguishment of convertible notes;

• adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest, which reduces cash available to us;

• adjusted EBITDA does not reflect income tax payments that reduce cash available to us; and

• other companies, including companies in the Company’s industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, adjusted EBITDA should be considered together with other operating and financial performance measures presented in accordance with GAAP. A reconciliation of adjusted EBITDA to net income (loss), the most directly comparable measure calculated in accordance with GAAP, is set forth below under the heading “Reconciliation of Non-GAAP Financial Measures”.

Use of Key Customer Metrics

This press release includes various key customer metrics that we use to evaluate our business and operations, measure our performance, identify trends affecting our business, project our future performance, and make strategic decisions. You should read these metrics in conjunction with our financial statements.

We define and determine our key customer metrics as follows:  We define Orders as the number of paid orders by our Customers across our meal, wine and market products sold on our e-commerce platforms in any reporting period, inclusive of orders that may have eventually been refunded or credited to customers.  We determine our number of Customers by counting the total number of individual customers who have paid for at least one Order from Blue Apron across our meal, wine or market products sold on our e-commerce platforms in a given reporting period.  We define Average Order Value as our net revenue from our meal, wine and market products sold on our e-commerce platforms in a given reporting period divided by the number of Orders in that period.  We define Orders per Customer as the number of Orders in a given reporting period divided by the number of Customers in that period.  We define Average Revenue per Customer as our net revenue from our meal, wine and market products sold on our e-commerce platforms in a given reporting period divided by the number of Customers in that period.

BLUE APRON HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2017	2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$266,294	$81,468
Accounts receivable	822	485
Inventories, net	43,519	42,887
Prepaid expenses and other current assets	11,087	8,267
Other receivables	1,304	4,991
Total current assets	323,026	138,098
Restricted cash	2,371	3,966
Property and equipment, net	239,002	130,961
Other noncurrent assets	399	382
TOTAL ASSETS	$564,798	$273,407
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$41,203	$49,549
Accrued expenses and other current liabilities	41,496	40,911
Deferred revenue	19,762	24,278
Total current liabilities	102,461	114,738
Long-term debt	124,640	44,533
Facility financing obligation	69,663	49,809
Other noncurrent liabilities	7,837	2,858
TOTAL LIABILITIES	304,601	211,938
TOTAL CONVERTIBLE PREFERRED STOCK	—	194,869
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	260,197	(133,400)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)	$564,798	$273,407

BLUE APRON HOLDINGS, INC.

Condensed Consolidated Statement of Operations

(In thousands, except share and per-share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2017	2016	2017	2016
Net revenue	$210,638	$205,452	$693,538	$579,474
Operating expenses:
Cost of goods sold, excluding depreciation and amortization	164,444	145,644	496,495	385,489
Marketing	34,244	49,618	129,368	107,062
Product, technology, general, and administrative	65,744	45,589	194,627	110,586
Depreciation and amortization	8,774	1,992	18,337	5,251
Other operating expense	5,934	—	5,934	—
Total operating expenses	279,140	242,843	844,761	608,388
Income (loss) from operations	(68,502)	(37,391)	(151,223)	(28,914)
Interest income (expense), net	(1,281)	59	(4,803)	187
Other income (expense), net	(17,551)	—	(14,984)	—
Income (loss) before income taxes	(87,334)	(37,332)	(171,010)	(28,727)
Benefit (provision) for income taxes	133	(27)	(13)	(82)
Net income (loss)	$(87,201)	$(37,359)	$(171,023)	$(28,809)

Net income (loss) per share — basic	$(0.47)	$(0.56)	$(1.60)	$(0.44)
Net income (loss) per share — diluted	$(0.47)	$(0.56)	$(1.60)	$(0.44)
Weighted average shares outstanding — basic	184,737,720	66,841,895	106,836,062	64,894,388
Weighted average shares outstanding — diluted	184,737,720	66,841,895	106,836,062	64,894,388

BLUE APRON HOLDINGS, INC.

Condensed Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(171,023)	$(28,809)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization of property and equipment	18,337	5,251
Loss (gain) on disposal of property and equipment	(30)	—
Loss on impairment	5,934	—
Changes in reserves and allowances	1,364	1,165
Share-based compensation	8,752	2,062
Non-cash interest expense	2,459	18
Loss on convertible notes	14,984	—
Changes in operating assets and liabilities	(3,542)	35,649
Net cash from (used in) operating activities	(122,765)	15,336
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease (increase) in restricted cash	1,595	(3,768)
Cash paid for acquisition	(1,177)	—
Purchases of property and equipment	(116,094)	(24,108)
Net cash from (used in) investing activities	(115,676)	(27,876)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from debt issuances	144,349	4,471
Proceeds from the exercise of stock options	816	299
Principal payments on capital lease obligations	(145)	(210)
Net proceeds from public offering	283,500	—
Payments of public offering costs	(5,253)	—
Net cash from (used in) financing activities	423,267	4,560
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	184,826	(7,980)
CASH AND CASH EQUIVALENTS — Beginning of period	81,468	126,860
CASH AND CASH EQUIVALENTS — End of period	$266,294	$118,880

BLUE APRON HOLDINGS, INC.

Reconciliation of Non-GAAP Financial Measures

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Reconciliation of net income (loss) to adjusted EBITDA
Net income (loss)	$(87,201)	$(37,359)	$(171,023)	$(28,809)
Share-based compensation	5,760	772	8,752	2,060
Depreciation and amortization	8,774	1,992	18,337	5,251
Other operating expense	5,934	—	5,934	—
Interest (income) expense, net	1,281	(59)	4,803	(187)
Other (income) expense, net	17,551	—	14,984	—
Provision (benefit) for income taxes	(133)	27	13	82
Adjusted EBITDA	$(48,034)	$(34,627)	$(118,200)	$(21,603)